EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Compensation Committee of the Board of Directors of KeyCorp
We consent to the incorporation by reference in a Registration Statement on Form S-8 (File Numbers 333-49609 and 333-112225) with respect to the KeyCorp 401(k) Savings Plan (the “Plan”) of our audit report dated June 16, 2006 with respect to the Plan’s financial statements, included in Form 11-K for the Plan’s year ended December 31, 2005, and all references to our firm included in or made a part of the Registration Statement.
MEADEN & MOORE, LTD.
Certified Public Accountants
June 28, 2006
Cleveland, Ohio